Exhibit 99.1

Frontier Communications 3 High Ridge Park Stamford, CT 06905 203.614.5600 www.frontier.com

Contact:
Steve Crosby	David Whitehouse
SVP, Government and Regulatory Affairs	SVP & Treasurer
916.206.8198	203.614.5708
steven.crosby@ftr.com	david.whitehouse@ftr.com

FRONTIER COMMUNICATIONS COMPLETES TRANSFORMATIONAL
TRANSACTION WITH VERIZON COMMUNICATIONS

STAMFORD, Conn., July 1, 2010 – Frontier Communications Corporation (NYSE: FTR) today announced that it has completed its acquisition of Verizon Communications’ (NYSE: VZ) local wireline operations in 14 states.  The combined operations will provide voice, High-Speed Internet, wireless Internet data access, satellite video, FiOS and other services to more than 4.0 million residential and business customers in 27 states using the Frontier Communications brand. This transaction positions Frontier as the largest pure rural telecommunications carrier in the United States.

Ivan Seidenberg, Chairman of the Board and Chief Executive Officer of Verizon Communications, stated, "Frontier continually defines its success in terms of customer and employee satisfaction, and it's obvious they care deeply about the communities they serve.  Under the leadership of Maggie Wilderotter and her senior team, Frontier is the right partner for these markets. Customers will continue to be served by some of the best employees in the industry. I thank them for their dedication as they make this transition to Frontier."

About Frontier
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,600 employees. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Language
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to:  For two years after the merger, we will be limited in the amount of capital stock that we can issue to make acquisitions or to raise additional capital; our indemnity obligation to Verizon may discourage, delay or prevent a third party from acquiring control of us during the two-year period following the merger in a transaction that stockholders might consider favorable; our ability to successfully integrate the Verizon operations into Frontier’s existing operations, which integration is ongoing; the effects of increased expenses due to activities related to the Verizon transaction; the risk that the growth opportunities and cost synergies from the Verizon transaction may not be fully realized or may take longer to realize than expected; the sufficiency of the assets acquired from Verizon to enable us to operate the acquired business on an ongoing basis; our ability to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in high-speed Internet subscribers and sales of other products; our ability to sell enhanced and data services in order to offset ongoing declines in revenues from local services, switched access services and subsidies; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of changes in the availability of federal and state universal funding to us and our competitors; the effects of competition from cable, wireless and other wireline carriers (through Voice over Internet Protocol (VOIP), DOCSIS 3.0, 4G or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in both general and local economic conditions on the markets we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; our ability to effectively manage service quality in our territories; our ability to successfully introduce new product offerings, including the ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to manage effectively our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2010 and thereafter; declines in the value of our pension plan assets, which could require us to make contributions to our pension plans in 2011 and beyond; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; the effects of any unfavorable outcome with respect to any of our current or future legal, governmental or regulatory proceedings, audits or disputes; the possible impact of adverse changes in political or other external factors over which we have no control; and the effects of hurricanes, ice storms or other natural disasters.

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